Exhibit 10.18

Loan Agreement

Borrower:Pengcheng Chen (hereinafter referred to as Party A)
Passport No.: G09954845

Lender:  Xi’an Hanxin Science and Technology Co., Ltd. (hereinafter referred to as Party B)
Address: 703, No. 61, Gao Xin Rd., High Tech Development Park, Xi’an, China

This Agreement is made and entered into between the parties concerned on November 10, 2004 in Xi’an, China.

Whereas
With the approval of the company meeting, Party A intends to borrow RMB4 million from Party B to set up a trading company on behalf of Party B. Party A and Party B, after full consultations and negotiations, have made the following agreement.

Article 1: Details of the Loan

1. Total amount: RMB4,000,000.00. The total amount can be repaid one time or be reimbursed many times while the balance shall be repaid by due date on agreement.

2. Term: From November 10 to November 9, 2005.

3. Interest rate: free interest rate.

Article 2: Loan procedure and protection provision

1. Party A shall provide Party B with the use of fund and financial data. Party A shall inform Party B immediately in the event of an emergency. Otherwise Party B shall reserve the right to recourse for any economic losses occurred.

2. Within 3 days after the expiration of the agreement, Party A shall repay the balance of the loan to party B. In case Party A fails to repay the loan, Party B shall have the rights to charge a 0.1% of unpaid loan per day as a penalty.

3. At the expiration of the term, this contract can be extended with Party B’s approval. In this case, supplementary contract shall be signed by both parties.

4. At the expiration of the term, if Party A is unable to repay the loan in cash, Party B shall have the right to liquid Party A’s personal assets to compensate Party B in a way negotiated by the two parties or other legal ways adopted by Party B. Any liquidation loss shall be born by Party A.

Article 3: Legal protection provision

1. In case Party A does not carry out the repayment and protection provisions referred above deliberately, Party B shall have the rights to bring a lawsuit to the court.

Article 4: Miscellaneous

1. This agreement shall come into effect on the date when it is signed by both parties and lose its effect in case Party A repays or reimburses all the amount of the loan during the period of the agreement.

2. Any modification and termination of the contract shall come into effect after both Parties reach an agreement.

3. This agreement is executed in two counterparts. Each party shall keep a copy and shall have equal effect and validity.

Party A:  Pengcheng Chen

Signature: /s/ Pengchen Chen

Party B:  Xi’an Hanxin Science and Technology Co., Ltd.

Signature: